UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  November 2, 2007

SIMCLAR, INC.

(Exact name of registrant as specifıed in its charter)

Florida	001-139249	59-1709103
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identifıcation No.)

2230 West 77th Street, Hialeah, Florida	33016
(Address of principal executive offıces)	(Zip Code)

Registrant's telephone number, including area code    (305) 556-9210

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K fıling is intended to simultaneously satisfy the fıling obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 2, 2007, Simclar, Inc., a Florida corporation (“Simclar”), announced that it would consolidate its metal fabrication operations into its Matamoros, Mexico facility. This decision will result in the discontinuance of operations at Simclar’s Winterville, North Carolina facility. Simclar’s North Carolina facility has been incurring increasing losses for several months and, as a result, has been under continual operational and financial review. Following a further escalation of the losses attributable to Simclar’s North Carolina facility in the third quarter of 2007, Simclar’s management concluded that the North Carolina operation is no longer financially viable and has put in place a plan to commence the controlled transfer of the business conducted at the facility to Simclar’s Mexico facility with immediate effect to cease any further dilution of Simclar’s earnings. The consolidation is expected to be completed by February, 2008.

Simclar is not currently able to provide an estimate by type of the costs or charges, or an estimated total amount of costs or charges, that it will incur in connection with the announced discontinuance of operations at its North Carolina facility and the planned relocation to Mexico. Simclar will file an amendment to this Current Report on Form 8-K under Item 2.05 within four business days after it makes a determination of such an estimate or range of estimates.

Simclar issued a press release on November 2, 2007, regarding the consolidation of its metal fabrication operations into its Mexico facility. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this report:

Exhibit Number	Exhibit Description

99.1	Simclar, Inc. press release dated November 2, 2007, entitled “Simclar, Inc. Announces Consolidation of Metal Fabrication Operations.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simclar, Inc.

Date: November 7, 2007	By:	/s/ Barry J. Pardon
Barry J. Pardon, President